EXHIBIT 7.8


                                      FORM
                CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.



                       NATIONAL AUTO FINANCE COMPANY, INC.



                CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE
                              DUE DECEMBER 22, 2004



$___________                                                  New York, New York
                                                                 _________, 1999

            FOR VALUE RECEIVED, the undersigned, NATIONAL AUTO FINANCE COMPANY, INC., a Delaware corporation (the "COMPANY"), promises to pay to the order of [THE 1818 MEZZANINE FUND, L.P.] [PC INVESTMENT COMPANY] [GERLACH & CO., AS NOMINEE FOR MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)] [THE STRUCTURED FINANCE HIGH YIELD FUND, LLC] or permitted assigns the principal sum of __________ Million dollars ($__________) on December 22, 2004, with interest thereon from time to time as provided herein.

            1. RESTRUCTURING AGREEMENT. This Convertible Senior Subordinated Promissory Note (this "CONVERTIBLE NOTE") is issued pursuant to the Company's Amended and Restated Senior Subordinated Promissory Note (the "AMENDED NOTES") contemplated by, and attached as Exhibit A to, that certain Restructuring Agreement, dated as of April 7, 1999 (the "RESTRUCTURING AGREEMENT"), by and among the Company, National Auto Finance Company, L.P., a Delaware limited partnership, National Auto Finance Corporation, a Delaware corporation, Nova Financial Corporation, a Delaware corporation, Nova Corporation, a Delaware corporation, Gary L. Shapiro, Edgar A. Otto, Stephen L. Gurba, The 1818 Mezzanine Fund, L.P., a Delaware limited partnership (the "FUND"), PC Investment Company, a Delaware corporation ("PCI"), Progressive Investment Company, Inc., a Delaware corporation ("PROGRESSIVE"), Manufacturers Life Insurance Company (U.S.A.), a Michigan corporation ("ML"), and The Structured Finance High Yield Fund, LLC, a Delaware limited liability company ("SFHY").

            2. PURCHASE AGREEMENT. The Restructuring Agreement, among other things, restructured the terms of the Senior Subordinated Promissory Notes, which were originally issued pursuant to the Securities Purchase Agreement, dated as of December 22, 1997, by and among the Company, the Fund, PCI, Progressive and ML (the "DECEMBER PURCHASE AGREEMENT") and the Securities Purchase Agreement, dated as of March 27, 1998, by and among the Company and SFHY (the "MARCH PURCHASE AGREEMENT," and together with the December Purchase Agreement, the "PURCHASE AGREEMENTS"). This Convertible Note is issued pursuant to the Company's election under (a) Section 2 of the Amended Notes to pay up to 50% of the interest due on the Amended Notes in the form of this Convertible Note or (b) Section 3 of a Convertible Note to pay the interest due in Convertible Notes in the form of additional Convertible Notes. A holder of this Convertible Note is entitled to the benefits of this Convertible Note and the Purchase Agreements (as amended by the Restructuring Agreement) and may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.

            The Purchase Agreements provide for the acceleration of the maturity of the Amended Note upon the occurrence of certain events.

            3. INTEREST. The Company promises to pay interest on the outstanding principal amount of this Convertible Note (i) at the rate of 11.875% per annum through December 22, 2000, (ii) at the rate of 12.875% per annum from and after December 22, 2000 through December 22, 2001, (iii) at the rate of 13.875% per annum from and after December 22, 2001 through December 22, 2002, and (iv) at the rate of 14.875% per annum from and after December 22, 2002 through the date of maturity of this Note (as applicable for each period, the "BASE INTEREST RATE"). The Company shall pay interest ("ACCRUED INTEREST") on this Convertible Note quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "INTEREST PAYMENT DATE"), beginning on the March 31, June 30, September 30 or December 31, as the case may be, next succeeding the date of issuance hereof. For the period ending on the third anniversary of the Restructuring Date (as defined in the Restructuring Agreement), the Company, at its option, may elect to pay interest on this Convertible Note by issuing additional Convertible Notes. Any additional Convertible Notes issued at the Company's election in lieu of Accrued Interest shall be identical in form and substance to, and shall entitle the holder thereof, to the benefits of this Convertible Note. Interest on this Convertible Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

            4.    MANDATORY REDEMPTION AT THE OPTION OF THE HOLDER.

                  4.1 CHANGE OF CONTROL. If one or more events constituting a Prepayment Event shall occur, the holder of this Convertible Note shall have the right, on the date specified in Section 4.2 (the "MANDATORY REDEMPTION DATE"), to require the Company to redeem (a "MANDATORY REDEMPTION") all (but not less than all) of the Convertible Notes then held by such holder at a price (the "MANDATORY REDEMPTION PRICE") equal to (i) the following percentage of the outstanding principal amount of the Convertible Note to be prepaid plus (ii) an amount equal to all accrued and unpaid interest thereon to the Mandatory Redemption Date, in immediately available funds:

                                                   Percentage of Principal
        If to be Prepaid During the Period:                 Amount
      ----------------------------------------     -----------------------

      April 7, 1999 to December 22, 1999                    107.5%

      December 23, 1999 to December 22, 2000                105.0%

      December 23, 2000 and thereafter                      100.0%

            Notwithstanding anything to the contrary contained herein, in the event the holder of this Convertible Note requires a Mandatory Redemption following a Change of Control that is a Sale Transaction, the percentage of the Mandatory Redemption Price that exceeds the aggregate principal amount of and accrued but unpaid interest on the Convertible Notes to be repaid shall be waived or reduced to the extent that the "internal rate of return" of [the Fund] [PCI] [ML] [SFHY] (which term shall include, except as otherwise provided below, any subsequent holder of the Amended Notes, this Convertible Note or the Warrants issued to [the Fund] [PCI] [ML] [SFHY] (collectively, its "SUBSEQUENT HOLDER")) on the Amended Notes, the Convertible Notes and the Warrants issued pursuant to the Purchase Agreements (taking into account the portion of the Mandatory Redemption Price that exceeds the aggregate principal amount of and accrued but unpaid interest on the Convertible Notes held by [the Fund] [PCI] [ML] [SFHY] that have been or are to be prepaid pursuant to this Section 4 which is not waived) exceeds 25.0%. For purposes of this Convertible Note, "internal rate of return" means, as of the Mandatory Redemption Date, an internal rate of return calculated by determining the discount


                                       -3
rate that equates the present value of all cash flows of the investment in the Amended Notes and the Warrants to zero and which is derived by taking into account (i) the amount invested in the Amended Notes and the Warrants of the Company by [the Fund] [PCI] [ML] [SFHY] (as of the date invested) (excluding its Subsequent Holder), (ii) the amount of any interest payments on the Convertible Notes received by [the Fund] [PCI] [ML] [SFHY] (as of the date received), (iii) the amount of any proceeds received by [the Fund] [PCI] [ML] [SFHY] upon the sale or other disposition prior to the Mandatory Redemption Date of all or any portion of the Amended Notes, the Convertible Notes and the Warrants or the Common Stock issuable upon exercise of the Warrants (as of the date received),
(iv) the Market Price (as defined in the Warrants) of the Common Stock (assuming exercise of any unexercised Warrants of the Company held by [the Fund] [PCI] [ML] [SFHY] (as of the Mandatory Redemption Date) and (v) the facility fee received by [the Fund] [PCI] [ML] [SFHY] pursuant to Section 2.2 of each of the December Purchase Agreement and the March Purchase Agreement.

                  4.2 NOTICE. Notice of a Prepayment Event (the "PREPAYMENT EVENT NOTICE") shall be mailed no more than 10 Business Days after the occurrence of a Prepayment Event to each holder of Convertible Notes, at such holder's address as it appears on the transfer books of the Company. The date fixed for the Mandatory Redemption shall be fixed by the Company and shall be no less than 20 days or more than 40 days after the date of the Prepayment Event Notice. Notwithstanding the foregoing and Section 4.1 hereof, in the event of the occurrence of a Prepayment Event of the types set forth in either of clauses
(iii) or (iv) of the definition of "Change of Control," the Prepayment Event Notice shall be mailed to each holder of Convertible Notes no later than 10 Business Days prior to the consummation of the transaction contemplated by such clause (iii) or (iv), as the case may be, and the Company shall not be required to purchase any Convertible Notes unless such transaction shall be consummated, in which case the Company shall be required to purchase such Convertible Notes immediately prior to the consummation of such transaction.

                  4.3 PROVISIONS OF NOTICE. The right of the holders of Convertible Notes to require the Company to effect a Mandatory Redemption shall remain in effect from the time of the mailing of, until the redemption date set forth in, the Prepayment Event Notice. The Prepayment Event Notice shall be accompanied by a copy of the information most recently required to be supplied under Sections 9.1(a) and 9.1(b) of the Purchase Agreement and the March Purchase Agreement. The Prepayment Event Notice shall contain all instruments and materials necessary to enable the holder of this Convertible Note to tender this Convertible Note pursuant to this Section 3. The Prepayment Event Notice, which shall govern the terms of the Mandatory Redemption, shall state:

                  (a) that a Prepayment Event has occurred, that each holder of Convertible Notes has the right to require the Company to effect a Mandatory Redemption pursuant to this Section 4 and that tendered Convertible Notes will be redeemed;

                  (b)   the  Mandatory   Redemption  Price  and  the  date  for
      redemption;

                  (c) that each holder of Convertible Notes may require the Company to redeem all (but not less than all) Convertible Notes held thereby;

                  (d) that the Convertible Notes redeemed pursuant to the Mandatory Redemption shall cease to accrue interest after the designated date for purchase (unless the Company shall default in the payment of the Mandatory Redemption Price, in which case the Convertible Notes shall not cease to accrue interest after such date);

                  (e) such other information respecting the procedures for effecting the Mandatory Redemption as the Company shall include and such other information as may be required by law; and

                  (f) that (unless otherwise required by law) any holder of Convertible Notes will be entitled to withdraw its election if the Company receives, not later than the close of business on the third Business Day next preceding the date scheduled for redemption, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Convertible Notes such holder delivered for redemption and a statement that such holder is withdrawing his or her election to have such Convertible Notes redeemed.

                  4.4 REDEMPTION PROCEDURE. The holder of this Convertible Note may elect to require the Company to redeem all (but not less than all) of the Convertible Notes held by such holder pursuant to a Mandatory Redemption by delivery of written notice thereof to the Company prior to the date fixed for such Mandatory Redemption. If the holder of this Convertible Note so elects, on the date fixed for any Mandatory Redemption, such holder shall surrender all of the Convertible Notes held thereby to the Company at the place designated in the Prepayment Event Notice. From and after the Mandatory Redemption Date (i) such Convertible Notes shall no longer be deemed outstanding, (ii) the right to receive interest thereon shall cease to accrue and (iii) all rights of the holders of such Convertible Notes shall cease and terminate, excepting only the right to receive the Mandatory Redemption Price therefor; PROVIDED, HOWEVER, that if the Company shall default in the payment of the Mandatory Redemption Price, the Convertible Notes shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Convertible Notes until such time as such default Shall no longer be continuing or shall have been waived by holders of at least 66% of the then outstanding principal amount of the Convertible Notes.

            5.    OPTIONAL REDEMPTION.

                  5.1 REDEMPTION BY COMPANY. Except as otherwise provided herein, the Company shall not have any right to prepay or redeem this Convertible Note. The Company shall have the right, at any time and from time to time at its sole option and election, to redeem (the "OPTIONAL REDEMPTION") the Convertible Notes, in whole but not in part, on not less than 30 days notice of the date of redemption, which must be a Business Day (any such date an "OPTIONAL REDEMPTION DATE") at a price (the "OPTIONAL REDEMPTION PRICE") equal to (i) the following percentage of the outstanding principal amount of the Convertible Notes to be redeemed plus (ii) an amount equal to all accrued and unpaid interest thereon to the date fixed for prepayment, whether or not currently payable, to the Optional Redemption Date, in cash or other immediately available funds:

                                                   PERCENTAGE OF PRINCIPAL
           IF REDEEMED DURING THE PERIOD:                   AMOUNT
           ------------------------------                   ------

       April 7, 1999 to December 22, 1999                   107.5%

       December 23, 1999 to December 22, 2000               105.0%
       December 23, 2000 and thereafter                     100.0%

            Notwithstanding anything to the contrary contained herein, in the event of the occurrence of any Public Offering prior to December 23, 2001, the Company shall have the right, at its sole option and election, to use the proceeds from such Public Offering(s) to redeem, by delivery of a notice pursuant to Section 5.2, concurrently with the consummation of such Public Offering(s), up to an aggregate total amount (whether with the proceeds from one or more than one Public Offering) of 33-1/3% of the principal amount of the Convertible Notes outstanding on the Closing Date at a price equal to 100.0% of the outstanding principal amount of the Convertible Notes to be prepaid plus an amount equal to all accrued and unpaid interest thereon to the date fixed for prepayment, whether or not currently payable, in cash or other immediately available funds.

            Upon the occurrence of an Event of Default under Section 11.1(viii) of the Purchase Agreement, the Company shall be deemed to have elected to redeem the Convertible Notes as provided in this Section 5.1 and shall so redeem the Convertible Notes as provided in this Section 5 (without giving effect to the immediately preceding paragraph).

                  5.2 NOTICE. Notice of the Optional Redemption (the "OPTIONAL REDEMPTION NOTICE") shall be mailed at least 30 days, but not more than 60 days, prior to the date fixed for redemption to each holder of the Convertible Notes, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of the Convertible Notes, the Board of Directors of the Company may fix a record date for the determination of the Convertible Notes to be redeemed, or may cause the transfer books of the Company for the Convertible Notes to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

                  5.3 DEPOSIT OF FUNDS. On the Optional Redemption Date, the Company shall, and at any time after the Optional Redemption Notice shall have been mailed and before the date of Optional Redemption the Company may, deposit for the benefit of the holders of the Convertible Notes the funds necessary for the Optional Redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $150,000,000. Any moneys so deposited by the Company and unclaimed at the end of two years from the date designated for the Optional Redemption shall revert to the general funds of the Company or as otherwise required by law. After such reversion, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of Convertible Notes shall look only to the Company for the payment of the Optional Redemption Price. Any interest accrued on funds deposited pursuant to this Section 5.3 shall be paid from time to time to the Company for its own account.

                  5.4 TERMINATION OF RIGHTS. The Optional Redemption Notice having been given as aforesaid, upon the deposit of funds pursuant to Section
5.3 in respect of the Convertible Notes to be redeemed pursuant to Section 5.1, notwithstanding that any such Convertible Notes themselves shall not have been surrendered for cancellation, from and after the Optional Redemption Date (i) the Convertible Notes shall no longer be deemed outstanding, (ii) the rights to receive interest thereon shall cease to accrue and (iii) all rights of the holders of the Convertible Notes receive interest thereon shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor; PROVIDED, HOWEVER, that if the Company shall default in the payment of the Optional Redemption Price, the Convertible Notes shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Convertible Notes until such time as such default shall no longer be continuing or shall have been waived by holders of at least 66% of the then outstanding principal amount of the Convertible Notes.

            6.     CONVERSION RIGHTS.

                  6.1 CONVERSION BY THE HOLDER. The holder of this Convertible Note has the right, exercisable at any time, to convert the principal amount hereof (or any portion thereof that is an integral multiple of $50) and the accrued but unpaid interest on the principal amount (or portion thereof) being converted into that number of fully paid nonassessable shares of Common Stock obtained by dividing the principal amount and the related accrued but unpaid interest on the Convertible Note to be converted by $0.75 per share (the "CONVERSION PRICE"). The Conversion Price is subject to adjustment as set forth in Section 6.4 below.

                  6.2 CONVERSION PROCEDURE. To convert all or a portion of this Convertible Note (or accrued but unpaid interest thereon), a holder must (a) complete and sign an irrevocable notice of election to convert (the "CONVERSION NOTICE"), substantially in the form of Exhibit A attached hereto, and deliver such Conversion Notice to the Company, together with any payment required by the fourth sentence of this paragraph, (b) furnish appropriate endorsements or transfer documents if required by the Company and (c) pay an transfer or similar tax, if required. Except as provided below, accrued but unpaid interest (to the extent not converted) shall not be paid on Convertible Notes that are converted by a holder into Common Stock. Holders of Convertible Notes at the close of business on a record date set by the Board of Directors of the Company shall be entitled to receive the interest payable on such Convertible Note (except (i) to the extent a holder has elected to convert such interest, or (ii) that holders of Convertible Notes called for redemption on a redemption date between such record date and the Interest Payment Date shall not be entitled to receive such interest on such Interest Payment Date) on the corresponding Interest Payment Date notwithstanding the conversion of such Convertible Notes following such record date and prior to such Interest Payment Date. However, Convertible Notes surrendered for conversion during the period between the close of business on any record date and the opening of business on the corresponding Interest Payment Date (except Convertible Notes called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest payable on such Convertible Notes on such Interest Payment Date. A holder of Convertible Notes on a record date who (or whose transferee) tenders any such Convertibles Notes for conversion into shares of Common Stock on such Interest Payment Date shall receive the interest payable by the Company on such Convertible Notes on such date, and the converting holder need not include payment of the amount of such interest upon surrender of Convertible Notes for conversion. The Company shall make no payment or allowance for dividends on the shares of Common Stock issued upon conversion.

                  No fractional shares shall be issued upon conversion, but a cash payment shall be made by the Company in lieu of fractional interests. The outstanding principal amount of any Convertible Note shall be reduced by the principal amount thereof converted into shares of Common Stock or other shares of common stock of the Company.

                  6.3 SATISFACTION OF COMPANY'S OBLIGATION. The Company's delivery upon conversion of the fixed number of shares of Common Stock or other shares of common stock of the Company into which Convertible Notes are convertible (together with cash in lieu of fractional shares) shall be deemed to satisfy the Company's obligation to pay the principal amount at the maturity date of the portion of Convertible Notes so converted and any unpaid interest accrued on such Convertible Notes at the time of such conversion.

                  6.4 ANTI-DILUTION. The Conversion Price shall be adjusted in the event of any change in the capital structure of the Company (whether by merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, split off, spin off, combination of shares, exchange of shares or similar change) such that this Convertible Note shall thereafter be convertible into such securities, cash and/or other property as would have been received in respect of the shares of Common Stock subject to this Convertible Note has this Convertible Note been converted in full immediately prior to such change.

            7. DEFINITIONS. Capitalized terms not otherwise defined in this Convertible Note shall have the meanings ascribed to them in the Purchase Agreement. As used in this Convertible Note, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "BANKRUPTCY LAW" means Title 11, U.S. Code or any other federal, state or foreign law, for the relief of debtors, as any such laws may be amended from time to time.

            "CHANGE OF CONTROL" of the Company shall mean such time as:

                  (i) Any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) other than National Auto Finance Company, L.P., Gary L. Shapiro, Keith B. Stein, First Union National Bank of North Carolina, the Fund, PCI, Progressive, ML or SFHY (or any Affiliates of First Union National Bank of North Carolina, the Fund, PCI, Progressive, ML or SFHY) (collectively, the "PRINCIPAL Stockholder") is or becomes the beneficial owner, directly or indirectly, of outstanding shares of Capital Stock of the Company, entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast for the election of directors under ordinary circumstances at a regular or special meeting, or by action by written consent, of (i) common stockholders of the Company if at least a majority of the Company's Board of Directors are elected by common stockholders, and (ii) voting stockholders of the Company in all other circumstances (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

                  (ii) A majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "CONTINUING DIRECTOR" shall mean (x) any member of the Board of Directors of the Company on the Restructuring Date (as defined in the Restructuring Agreement), (y) any person who is appointed or elected as a director pursuant to Section 6 of the Restructuring Agreement, and (z) any other person who shall be appointed or elected to become a director or succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company;

                  (iii) The stockholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation, sale or other disposition of all or substantially all the assets of the Company (in one transaction or in a series of related transactions) or similar transaction, in each case, with respect to which all or substantially all the Persons who were the respective beneficial owners of the outstanding shares of Capital Stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of Capital Stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction or obtaining the assets of the Company; or

                  (iv) Upon the consummation of any transaction the result of which is that the Common Stock is not required to be registered under
      Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction which is required to be registered under Section 12 of the Exchange Act.

            "PREPAYMENT EVENT" means the occurrence of (i) a Change of Control or (ii) a conveyance, transfer, lease or other disposition (whether in one transaction or a series of transactions) of all or substantially all of the assets (wherever acquired) of any division or Subsidiary of the Company (except for sales in connection with Permitted Securitization Transactions) if such assets accounted for at least 33% of the Company's Net Income deter-mined by reference to the most recent audited financial statements of the Company; PROVIDED, HOWEVER, that none of the events or transactions contemplated by the Restructuring Documents (as defined in the Restructuring Agreement) shall be deemed a Change of Control or other Prepayment Event or Sale Transaction.

            "PUBLIC OFFERING" shall mean the sale in any offering by the Company of its Capital Stock for its own account pursuant to a registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

            "SALE TRANSACTION" shall mean a Change of Control pursuant to subsection (iii) of the definition thereof, provided that the reference contained therein to 50% shall instead be deemed to be 10%.

            8. SUBORDINATION. This Convertible Note is, or in the future may be, subordinated to certain Senior Indebtedness. To the extent provided in Article 12 of the

Purchase Agreement, Senior Indebtedness must be paid before this Convertible Note may be paid. The Company, and the holder of this Convertible Note by accepting this Convertible Note, agree to the subordination provisions contained in Article 12 of the Purchase Agreement.

            9. EXCHANGE OF CONVERTIBLE NOTES. At the option of the holder of this Convertible Note, this Convertible Note may be exchanged for other Convertible Notes of like tenor and of a like aggregate principal amount, upon surrender of this Convertible Note at the principal office of the Company; PROVIDED, HOWEVER, that the minimum denomination of any Convertible Note to be issued in exchange for this Convertible Note shall be at least $250,000 and in at least $1,000 increments, unless the transferee of this Convertible Note (i) shall have purchased this Convertible Note in a public offering or subsequent to a public offering thereof, (ii) is a partner or member of the holder of this Convertible Note and shall have received this Convertible Note upon the dissolution or liquidation of the holder of this Convertible Note or in connection with a distribution of assets by the holder of this Convertible Note, or (iii) is a parent or subsidiary of the holder of this Convertible Note, which in each case the minimum denomination of any note to be issued in exchange for this Convertible Note shall be at least $1,000.

            10. AMENDMENT. Amendments and modifications of this Convertible Note may be made only in the manner provided in Section 14.5 of each of the December Purchase Agreement and the March Purchase Agreement and in Section 11(e) of the Restructuring Agreement.

            11. GOVERNING LAW. This Convertible Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

            IN WITNESS WHEREOF, the Company has caused this installment to be duly executed, as of the date written below.


                                    NATIONAL AUTO FINANCE COMPANY, INC.


                                    By:
                                        ----------------------------------------
                                        Name:  Keith B. Stein
                                        Title:  Chief Executive Officer


Date:  ___________, 1999

                                                                       EXHIBIT A

To:  National Auto Finance Company, Inc.

      The undersigned holder of this Convertible Note hereby irrevocably exercises the option to convert this Convertible Note, or the portion below designated, and the accrued but unpaid interest thereon into Common Stock of National Auto Finance Company, Inc. (the "COMPANY"), or any other class of common stock of the Company, as permitted by the Articles of Incorporation of the Company, in accordance with the terms of this Convertible Note, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned, unless a different name has been indicated by assignment below. If shares are to be issued in the name of a person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto. However, Convertible Notes surrendered for conversion during the period between the close of business on any record date and the opening of business on the corresponding interest payment date (except Convertible Notes called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date.

Date:

      in whole          in part                    accrued interest

                        Portion of principal
                        amount of the
                        Convertible Note
                        to be converted:

                        $

                                                Signature (for conversion only)


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